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                                                                     EXHIBIT 4.5

                             STOCK OPTION AGREEMENT


               This Stock Option Agreement (the "Option Agreement") is made and entered into as of the 1st day of April, 1999, by and between Fotoball USA, Inc., a Delaware corporation (the "Company"), and Integrated Corporate Relations, Inc., a Connecticut corporation (the "Optionee").

               The Board of Directors (the "Board") of the Company adopted a resolution granting the Optionee, subject to the terms contained in that certain agreement (the "Agreement") dated as of April 1, 1999, by and between the Company and Optionee, a stock option (the "Option") to purchase 25,000 shares (the "Shares"), of the Company's common stock, par value $.01 per share (the "Common Stock"), on the terms and subject to the conditions set forth in the Agreement. The Option was not granted under the Company's 1998 Stock Option Plan.

               The Option is not intended to satisfy the requirements for an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company makes no representations or warranties as to the income, estate or other tax consequences to the Optionee of the grant or exercise of the Option or the sale or other disposition of the Shares acquired pursuant to the exercise thereof.

               1.      (a)    The price at which the Optionee shall have the
right to purchase the Shares under this Option Agreement shall be $4.20, 120% of the Fair Market Value (as defined in Paragraph 4 hereof) of the Shares on the date of such grant (March 31, 1999 closing price), subject to adjustment as provided in Paragraph 3 below.

                       (b) Unless the Option is previously terminated or accelerated pursuant to this Option Agreement, 3,125 shares of the Option shall vest on the last day of each calendar quarter commencing June 30, 1999 until and including March 31, 2001. In no event shall any Shares be purchasable under this Agreement after March 31, 2004 (the "Expiration Date"). The Option shall cease to be exercisable thirty (30) days after the date of termination of the Agreement.

               2.      (a)    Subject to Section 422 of the Code, neither the
Option nor any right under the Option shall be assignable, alienable, saleable or transferable by the Optionee without the written consent of the Company, or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

                       (b) The Option shall not be pledged, alienated, attached, or otherwise encumbered or transferred in any manner without the written consent of the Company, and any purported pledge, alienation, attachment, encumbrance, or transfer thereof without the written consent of the Company shall be void and unenforceable against the Company.

               3. In the event that the Board or a committee thereof shall determine that the outstanding shares of Common Stock are affected by any (i) subdivision or consolidation of shares, (ii) dividend or other distribution (whether in the form of cash, Shares, other securities, or other property),
(iii) recapitalization or other capital adjustment of the Company or (iv) merger,

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consolidation or other reorganization of the Company or other rights to purchase
Shares or other securities of the Company, or other similar corporate transaction or event, such that an adjustment is determined by the Board or a committee thereof to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, then the Board or a committee thereof shall, in such manner as it may deem necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made hereunder, adjust any or all of (x) the number and type of Shares which may be subject to the Option, (y) the number and type of Shares subject to the unexercised portion of the Option, and (z) the grant, purchase, or exercise price with respect to the Option or, if deemed appropriate, make provision for a cash payment to the Optionee. In computing any adjustment under this paragraph, any fractional share shall be eliminated; provided, however, in each case, that (i) each such adjustment shall be made in such manner as not to constitute a cancellation and reissuance of a Non-Qualified Stock Option for purposes of Section 162(m) of the Code, or the regulations promulgated thereunder, to the extent that such reissuance would result in the grant of such Options in excess of the maximum permitted to be granted to the Optionee in any fiscal year; and (ii) the number of Shares subject to any Option denominated in Shares shall always be a whole number.

               4. Subject to the term of the Agreement, the Option shall be exercised when written notice of such exercise, signed by a duly authorized officer of the entity entitled to exercise the Option, has been delivered or transmitted by registered or certified mail, to the Secretary of the Company at its principal office. Said written notice shall specify the number of Shares purchasable under the Option which such entity then wishes to purchase and shall be accompanied by such documentation, if any, as may be required by the Company as provided in Paragraph 6 below and be accompanied by payment of the aggregate Option price. Such payment of the aggregate Option price shall be, without limitation, in the form of cash, Shares, outstanding Options or other consideration, or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Option or portion thereof being exercised. Delivery of said notice and such documentation shall constitute an irrevocable election to purchase the Shares specified in said notice and the date on which the Company receives said notice and documentation shall, subject to the provisions of Paragraphs 5 and 6 hereof, be the date as of which the Shares so purchased shall be deemed to have been issued. The person entitled to exercise the Option shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of such payment, notice and documentation. For purposes of this Agreement, "Fair Market Value" shall mean, with respect to Shares or other securities, (i) the closing price per Share of the Shares on the principal exchange on which the Shares are then trading, if any, on such date, or, if the Shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if the Shares are not traded on an exchange but are quoted on the Nasdaq National Market ("Nasdaq") or a successor quotation system, (1) the last sales price (if the Shares are then listed on Nasdaq) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Shares on such date as reported by Nasdaq or a successor quotation system; or (iii) if the Shares are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for the Shares on such date as determined in good faith by the Board or a committee thereof; or (iv) if the Shares are not publicly traded, the fair market value established by the Board or a committee thereof acting in good faith.

               5. Anything in this Agreement to the contrary notwithstanding, in no event may the Option be exercisable if the Company shall, at any time and in its sole discretion, determine that (i) the listing, registration or qualification of any Shares otherwise deliverable upon such exercise,


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upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in connection with such exercise. In such event, such exercise shall be held in abeyance and shall not be effective unless and until such withholding, listing, registration, qualification, consent, or approval shall have been affected or obtained free of any conditions not acceptable to the Company.

                       The Board or a committee thereof may require as a condition to the right to exercise the Option hereunder that the Company receive from the person exercising the Option, representations, warranties and agreements, at the time of any such exercise, to the effect that the Shares are being purchased for investment only and without any present intention to sell or otherwise distribute such Shares and that the Shares will not be disposed of in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

                       All certificates for Shares delivered pursuant to the Option or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board or a committee thereof may deem advisable under the rules, regulations, and other restrictions of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state securities laws, and the Board or a committee thereof may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                       This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware and applicable federal law. Subject to subparagraph 2(a) hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be.

               IN WITNESS WHEREOF, the parties have witnessed this Agreement to be duly executed and delivered as of the date first above written.

                                     FOTOBALL USA, INC.


                                     By: /s/ Michael Favish
                                         --------------------------------------
                                         Michael Favish
                                         President and Chief Executive Officer

                                     INTEGRATED CORPORATE RELATIONS, INC..


                                     By: /s/ Thomas M. Ryan
                                         --------------------------------------
                                         Thomas M. Ryan, Senior Partner



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